Exhibit 99.1

Moody’s Announces Leadership Succession

Robert Fauber Named Chief Executive Officer, Effective January 1, 2021

Raymond McDaniel, Jr. to Become Non-Executive Chairman of the Board

NEW YORK – (BUSINESS WIRE) – October 22, 2020 – Moody’s Corporation (NYSE:MCO) announced today that Raymond McDaniel, Jr. will retire as President and Chief Executive Officer on December 31, 2020 after nearly 34 years of service to the company, including more than 15 years as CEO. Mr. McDaniel will remain on the Moody’s Board of Directors, where he will assume the role of non-executive Chairman, effective January 1, 2021.

The Board of Directors unanimously elected Robert Fauber, the current Chief Operating Officer (COO), as President and CEO of Moody’s, effective January 1, 2021. Mr. Fauber will also join the company’s Board, effective immediately.

Henry A. McKinnell, Jr., PhD, who has served as the Chairman of Moody’s since 2012, will remain on the Board as a Director.

“Moody’s has never been in a stronger position, and as the company continues its evolution as a trusted global provider of risk assessments, now is the right time for this transition to take place,” said Mr. McDaniel. “Rob’s impressive track record of achievements during his 15 years at Moody’s and deep understanding of our core businesses and the needs of our customers make him the ideal leader to take Moody’s forward. He is uniquely suited to maximize Moody’s strengths and position the company for continued growth in the years ahead.”

Mr. Fauber, 50, was appointed COO in 2019 to drive strategic initiatives at the company. In that role, he has overseen both Moody’s Investors Service (MIS) and Moody’s Analytics (MA), as well as Strategy and Marketing for Moody’s Corporation (MCO). Mr. Fauber previously served as President of MIS, Head of the MIS Global Commercial Group and as Head of Corporate Development for MCO. He joined Moody’s in September 2005.

“Today’s announcement is the result of a thoughtful and deliberate planning process that will allow Rob to move seamlessly into his new role as CEO,” Dr. McKinnell said. “Over many years, the Board and I have come to know Rob as a strategic, innovative and results-oriented leader. He has made outstanding contributions to Moody’s, and the Board has complete confidence in his ability to lead the company to new heights.”

“On behalf of the entire Board, I want to thank Ray for his invaluable leadership over the course of his exceptional career,” Dr. McKinnell added. “With Ray as CEO, Moody’s has experienced the strongest growth in its history. Ray grew Moody’s core ratings and research business globally, expanded its international presence, built its data and analytics businesses, and introduced a number of new products and services. Ray has positioned Moody’s well for continued growth and success, and we look forward to continuing to work with him in his role as Chairman.”

Mr. McDaniel, 62, has served as Moody’s Chief Executive Officer since April 2005, first as Chairman and CEO and as President and CEO since April 2012. Since joining Moody’s as a Senior Analyst in 1987, Mr. McDaniel has held a series of senior positions at the company, including President of MIS and Chief Operating Officer of MCO. He was appointed to the Board in April 2003.

“I am extremely grateful to have found a home at Moody’s over the past three decades and to have worked with so many talented and dedicated colleagues along the way,” said Mr. McDaniel. “It has been a privilege to lead Moody’s as it has grown to serve even more customers globally and bring clarity to an increasingly complex, interconnected world.”

Mr. Fauber said, “It is an honor to have the opportunity to lead Moody’s and to build on Ray’s accomplishments. I thank Ray for his mentorship and support and look forward to working with the Board and the entire Moody’s team to provide trusted insights and standards to help decision-makers act with confidence.”

About Robert Fauber

Mr. Fauber has served as Moody’s Chief Operating Officer since 2019. He served as President of Moody’s Investors Service, Inc. from 2016 to 2019 and as Head of the MIS Global Commercial Group from 2013 to 2016. Mr. Fauber was Head of Corporate Development for Moody’s Corporation from 2005 to 2013. Prior to Moody’s, he served in several roles at Citigroup and its investment banking subsidiary Salomon Smith Barney.

About Raymond McDaniel, Jr.

Mr. McDaniel has served as Moody’s President and Chief Executive Officer since 2012 and served as Chairman and Chief Executive Officer from 2005 until 2012. Mr. McDaniel previously served in a variety of roles, including as Moody’s President, Chief Operating Officer, Head of Global Ratings and Research for MIS, and Managing Director, International. He is a director of John Wiley & Sons, Inc. and a member of the Board of Trustees of Muhlenberg College.

About Moody’s Corporation

Moody’s (NYSE:MCO) is a global risk assessment firm that empowers organizations to make better decisions. Its data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With over 11,200 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

For Moody’s:

SHIVANI KAK

Investor Relations

+1 212-553-0298

Shivani.kak@moodys.com

OR

Michael Adler

Corporate Communications

+1 212-553-4667

michael.adler@moodys.com

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